Exhibit 99.1

Union First Market Bankshares Declares Quarterly Cash Dividend

Richmond, Va., January 28, 2011 – Union First Market Bankshares Corporation (NASDAQ: UBSH) has declared a quarterly dividend of $0.07 per share. This dividend is the same as third quarter dividend and represents a 16.67% increase from the $0.06 quarterly dividend paid on February 28, 2010.

Fourth quarter net income available to common shareholders, which deducts dividends and discount accretion on preferred stock from net income, was $3.9 million or $0.15 per fully diluted share, compared to $7.5 million or $0.29 per share, in the third quarter and ($52,000) or ($0.00) per share, for the fourth quarter last year.

Based on the stock’s closing price of $13.73 on January 26, 2011, the dividend yield is 2.04%. The dividend is payable on February 28, 2011 to shareholders of record as of February 16, 2011.

ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Union First Market Bankshares Corporation is the largest community banking organization based in Virginia, providing full service banking to the Northern, Central, Rappahannock, Tidewater and Northern Neck regions of Virginia through its bank subsidiary Union First Market Bank (90 locations in the counties of Albemarle, Caroline, Chesterfield, Essex, Fairfax, Fluvanna, Hanover, Henrico, James City, King George, King William, Nelson, Richmond, Spotsylvania, Stafford, Westmoreland, York, and the cities of Richmond, Fredericksburg, Williamsburg, Newport News, Grafton, Charlottesville, Colonial Heights, Roanoke, Washington, Front Royal, Middleburg, Warrenton, and Winchester). Union Investment Services, Inc. provides full brokerage services; Union Mortgage Group, Inc. provides a full line of mortgage products; and Union Insurance Group, LLC offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.

Additional information is available on the Company’s website at http://investors.bankatunion.com. The shares of the Company are traded on the NASDAQ Global Select Market under the symbol “UBSH.”

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Contact: Bill Cimino (804) 448-0937, VP and Director of Corporate Communications